UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 24, 2013

INTERVEST BANCSHARES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23377	13-3699013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Rockefeller Plaza, Suite 400 New York, New York		10020-2002
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number Including Area Code: (212) 218-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2013, the Board of Directors of Intervest Bancshares Corporation (the “Company”), upon recommendation of its Compensation Committee, approved restricted common stock awards under the Company’s Long Term Incentive Plan to the Company’s executive officers, non-employee directors and other officers and employees of its wholly-owned subsidiary, Intervest National Bank (the “Bank”).

The Company is a participant in the Troubled Asset Relief Program (TARP) Capital Purchase Program (CPP) under the Emergency Economic Stablization Act of 2008 (EESA), as amended by the American Recovery and Reinvestment Act of 2009 (ARRA). The ARRA places restrictions on the Company’s ability to pay cash bonuses to certain employees, but permits the award of restricted stock subject to certain limitations. The restrictions apply during the period in which the obligations to the Treasury remain outstanding (the “TARP Period”).

The Compensation Committee granted restricted common stock awards to the Company’s named executive officers, consistent with those limitations, as follows:

Name and Title	Restricted Stock Award (1) (Number of Shares)	Grant Date Fair Value (2)

Lowell S. Dansker, Chairman and Chief Executive Officer, Intervest Bancshares Corporation, Intervest National Bank	100,000	$450,000

Keith A. Olsen, President, Intervest National Bank	50,000	$225,000

Stephen A. Helman, Vice President, Intervest Bancshares Corporation, Intervest National Bank	10,000	$45,000

John J. Arvonio, Chief Financial and Accounting Officer Intervest Bancshares Corporation, Intervest National Bank	12,000	$54,000

Robert W. Tonne, Vice President and Chief Credit Officer, Intervest National Bank	10,000	$45,000

Totals	182,000	$819,000

(1)	The awards vest in two installments, with two thirds vesting on the second anniversary of the grant, or January 24, 2015, and the remaining one third on the third anniversary of the grant, or January 24, 2016, subject to the participant’s continued employment with the Company and subject to accelerated vesting upon the death or disability of the participant or upon a change in control of the Company. The shares of common stock, upon vesting, will also be subject to the restrictions on transfer included in the TARP rules until the Company repays all or a portion of its TARP CPP investment and as set forth in the form of Restricted Stock Award Agreement. The restricted stock awards are subject to other terms and conditions of the Long Term Incentive Plan and to the form of Restricted Stock Award Agreement.
(2)	The fair value of the stock award was based on the closing market price of the common stock on the grant date.

On January 24, 2013, the Compensation Committee also granted restricted common stock awards to the non-employee directors of the Company. Each of the eight non-employee directors received an award of 10,000 shares of restricted common stock, or a total award of 80,000 shares, and the grant date fair value for each award was $45,000, or a total fair value of $360,000. The awards vest in three equal installments as follows: one third on January 24, 2014, one third on January 24, 2015; and one third on January 24, 2016, subject to their continued service as a Director of the Company, and subject to accelerated vesting upon the death or disability of the Director or upon a change in control of the Company. The restricted stock awards are subject to other terms and conditions of the Long Term Incentive Plan and to the form of Restricted Stock Award Agreement.

On January 24, 2013, the Compensation Committee also granted restricted common stock awards to a number of other officers and employees of the Bank totaling 68,700 shares and a total grant date fair value of $309,150. The awards also vest in three equal installments identical to the non-employee director awards, subject to the participant’s continued employment with the Company and subject to accelerated vesting upon the death or disability of the participant or upon a change in control of the Company. The restricted stock awards are subject to other terms and conditions of the Long Term Incentive Plan and to the form of Restricted Stock Award Agreement.

Item 7.01	Regulation FD Disclosure

On January 18, 2013, the Bank reached a settlement agreement with respect to certain litigation it had pursued in connection with a foreclosure proceeding it had commenced in 2010. The Bank had commenced the action to collect insurance proceeds which it contended had been improperly paid to various third parties. As a result of the settlement, the Bank anticipates receipt of net proceeds of approximately $2.2 million in the first quarter of 2013.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Restricted Stock Award Agreement (Named Executive Officer)

10.2	Form of Restricted Stock Award Agreement (Directors)

10.3	Form of Restricted Stock Award Agreement (Employees)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERVEST BANCSHARES CORPORATION

Date: January 28, 2013	By:	/s/ Lowell S. Dansker
Lowell S. Dansker
Chairman and Chief Executive Officer
(Principal Executive Officer)

Date: January 28, 2013	By:	/s/ John J. Arvonio
Chief Financial and Accounting Officer
(Principal Financial Officer)